EXHIBIT 99.1



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FOR IMMEDIATE RELEASE     Contact: Jerry Pfeffer
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     Kiewit Appoints Mogens C. Bay to its Board of Directors

     Omaha, Nebraska, March 18, 1999 - Peter Kiewit Sons', Inc.
today announced the appointment of Mogens C. Bay as a member of its Board of Directors. This brings to 12 the number of directors.

     Mr. Bay is Chairman and Chief Executive Officer of Valmont Industries, Inc., Omaha. He joined Valmont in 1979 as regional vice president, Southeast Asia. He moved to Madrid, Spain, in 1982 as vice president-sales and later vice president-marketing. He was then assigned to corporate headquarters as president and general manager of Valmont International. In 1989, he was named president and general manager of Valmont Irrigation. In 1993, Mr. Bay became president and chief executive officer of Valmont Industries, Inc. He became Chairman and Chief Executive Officer of Valmont Industries in 1997.

     Prior to joining Valmont Industries, Mr. Bay served from 1974 to 1978 as manager of the East Asiatic Company's office in Beijing. At the time, the East Asiatic Company was the only western company permitted to operate an office in the People's Republic of China, and Mr. Bay was the only businessman from the western world living permanently in China.

     "I'm very pleased to welcome Mogens Bay to the Kiewit Board of Directors," said Ken Stinson, Chairman and CEO of Peter
Kiewit Sons', Inc. "He is an extraordinary leader with significant U.S. and international business experience, and we're delighted that he has agreed to share his extensive management expertise with us."

     Mr. Bay was born in Vejle, Denmark in 1949. He studied law at Aarhus University and graduated from the East Asiatic Company College of International Business in Copenhagen in 1973. He is married to the former Cindy Belsky of Nebraska. They have a daughter, Sarah. The Bays reside in Omaha.

     Mr. Bay currently serves as a member of the Board of Directors of ConAgra, Inc., Board of Directors of InaCom
Corporation, and a Trustee of the Peter Kiewit Foundation.

     Peter Kiewit Sons', Inc. is one of North America's largest and most respected construction, materials and mining organizations. Founded in Omaha in 1884, the employee-owned firm operates through a network of offices across North America. Kiewit's workforce includes approximately 3,200 salaried personnel and 17,000 craft workers. Revenues for 1998 were approximately $3.3 billion.